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                                                                EXHIBIT 2.2

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


     This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "First Amendment") is made and entered into as o f this 10th day of January, 1997, by and among PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP, a Florida limited partnership, and PAXSON MIAMI LICENSE LIMITED PARTNERSHIP, a Florida limited partnership (collectively, "Buyer"), and TK COMMUNICATIONS, L.C., a Florida limited liability company ("Seller").


                              W I T N E S S E T H:


     WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement dated as of April 12, 1996, as amended by the letter agreement dated as of July 11, 1996, and signed on July 12, 1996 (collectively, the "Purchase Agreement"), pursuant to which Seller has agreed to sell, and Buyer has agreed to buy, substantially all of the assets that are used or useful in the business or operations of Radio Stations WSRF-AM and WPLL-FM (formerly WSHE-FM), Ft. Lauderdale, Florida; and

     WHEREAS, Buyer and Seller have agreed to amend the Purchase Agreement as set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree to amend the Purchase Agreement as set forth below.

SECTION 1. PAYMENT OF PURCHASE PRICE. The second sentence of Section 2.3(a) of the Purchase Agreement shall be deleted in its entirety and the following sentence shall be substituted in its place:

      (a) The Purchase Price shall be payable by Buyer on the Closing Date as follows: Buyer shall pay Seller $57,500,000 in cash on the Closing Date (the "Purchase Price"), adjusted as set forth in Section 2.3(b), by federal wire transfer of immediately available funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF BUYER. Section 4.5 of the Purchase Agreement shall be deleted in its entirety.


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SECTION 3. RENEWAL FILING. Seller shall fully cooperate with Buyer and take such actions, at Seller's expense, as Buyer may reasonably request to obtain, as expeditiously as practicable, a replacement authorization from the FCC for Remote Pickup Station KJM-543 (the "Station"). Notwithstanding any provision in the Purchase Agreement to the contrary, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for, any and all costs, expenses or liabilities incurred by Buyer as a result of the expiration of the authorization for the Station.

SECTION 4. MOTOR VEHICLE TITLES. Seller hereby agrees to take such actions, at Seller's expense, as are necessary to obtain replacement Certificates of Title (the "Titles") from the Florida Department of Highway Safety and Motor Vehicles for the 1991 Master Cruiser, 1988 Winnabago, and 1985 Winnabago, listed in
Schedule 3.6 of the Purchase Agreement, and will convey the Titles to Buyer as expeditiously as practicable.

SECTION 5. MISCELLANEOUS.

     5.1 Other Provisions. Except where inconsistent with the express terms of this First Amendment, all provisions of the Purchase Agreement as originally entered into shall remain in full force and effect. All terms defined in the Purchase Agreement shall have the same meanings in this First Amendment.

     5.2 Governing Law. This First Amendment shall be governed, construed, and enforced in accordance with the laws of the State of Florida (without regard to the choice of law provisions thereof).

     5.3 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this First Amendment.

     5.4 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to
Asset Purchase Agreement to be executed on their behalf as of the day and year first above mentioned.


  PAXSON BROADCASTING OF MIAMI,                 TK COMMUNICATIONS, L.C.
  LIMITED PARTNERSHIP

  By:   Paxson Communications of Florida,
        Inc., its General Partner


        By: /s/ William L. Watson               By: /s/ John Tenaglia
           ------------------------------          ---------------------------
                William L. Watson                       John F. Tenaglia
                Secretary                               Manager

PAXSON MIAMI LICENSE LIMITED
PARTNERSHIP

By:  Paxson Communications of Florida,
     Inc., its General Partner

     By: /s/ William L. Watson
         -----------------------------
             William L. Watson
             Secretary